SAGGI CAPITAL CORP.
                              575 LEXINGTON AVENUE
                               NEW YORK, NY 10022

                          INVESTOR RELATIONS AGREEMENT

         THIS CONSULTING AGREEMENT ("Agreement") is made this 5th day of November, 1998, by and between Saggi Capital Corp. (the "Consultant") whose principal place of business is 575 Lexington Avenue, New York, NY 10022 and CRYO-CELL International, Inc. a Delaware Corporation (the "Client") whose principal place of business is 3165 McMullen Booth Road, Clearwater, Florida 33761.

         WHEREAS, the Consultant is willing and capable of providing various business consulting and investor relations services for and on behalf of the Client and developing corporate opportunities for the Client.

         WHEREAS, the Client wishes to retain the services of the Consultant to perform investor relations for the Client pursuant to the terms hereof.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is agreed as follows:

         1. Engagement. The Client hereby retains the Consultant, and the Consultant, subject to the provisions of paragraph 4, hereby accepts the engagement, to act for the Company as an investor relations consultant to the Client. It is the intention of the parties to this Agreement that the Consultant will gather all publicly available information of the Client and confer with officers and directors of the Client in an effort to consolidate the information obtained into summary form for dissemination to management and marketing advisory services, including, but not limited to, the preparation, implementation and monitoring of business and marketing plans and such other managerial assistance as Saggi shall deem necessary or appropriate for the Client's business.

         The Consultant hereby agrees to devote such time as is necessary to the Client to fulfill the obligations set forth in the Paragraph 1. It is expressly agreed between the parties that the Consultant shall have no fixed or minimum number of hours within which to perform its obligations under this Agreement.

         2. Proprietary Information. It is agreed that all information and materials produced for the Client shall be the sole and exclusive property of the Client. All copyright and title of said work shall be the property of the Client, free and clear of all claims thereto by the Consultant, and the Consultant shall retain no claim of authorship therein.

         The Consultant acknowledges and agrees that all information received from the Client under this Agreement are exclusive proprietary information and the same shall not be divulged, published or distributed in any manner or form to any third party without any express right or written consent of the Client. This provision may be enforced by the Client by any available remedy, including, without limitation, injunctive relief. The Consultant shall not compete on behalf of any Company which would directly compete with the Company in any areas of true communications industry the Company is marketing into.

         The Consultant agreed to perform the work hereunder in the highest professional manner and shall provide all necessary personnel to complete the work in the time and manner reasonable set forth by the Client.

         3. Remuneration. In consideration for the services to be provided to the Client by the Consultant under this Agreement, the Client hereby agrees to the payment of remuneration to the Consultant as follows:

         (a) The Client agrees to reimburse the Consultant for all travel, entertainment, mailing, printing, postage and all other expenses directly related to the services to be provided expenses in excess of $100 per occasion shall be pre-approved by the Client. Upon termination, of this Agreement, any continuing obligation under this paragraph shall cease; however any accrued but unpaid expenses due to the Consultant under this subparagraph shall be due and payable within ten (10) days from such date.

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         (b) Further, the Company will sell to SAGGI Capital, Inc. 200,000 S-8 warrants exercisable at $1.00 per share for .001 per warrant, of Client common stock, upon signing of this agreement. Options will expire 90 days from the date of this Agreement. Consultant gives the Company first right to purchase shares at market value within seven (7) days if Consultant decides to sell any or all of the 200,000 shares after exercise.

         4. Term. It is agreed between the parties that this Agreement shall expire on the last day of the twelve (12) full months from the date hereof. The Consultant's obligation to provide services hereunder shall commence on the date on which the Consultant receives from the Client the first payment compensation under paragraph 3(b) and the Client has caused to be issued the share certificate referred to in paragraph 3(b) hereof.

         5.    Miscellaneous Provisions.

         (a) This Agreement and the duties and responsibilities created hereby may not be assigned, transferred or delegated by the Consultant without the prior written consent of the Client.

         (b) This Agreement shall be interpreted and governed by the laws of the State of New York; all clauses of this Agreement are distinct and severable and if any clause shall be held illegal or void , it shall not affect the validity of legality of the remaining provisions of this Agreement,

         (c) No waiver of any breach of any condition herein will constitute a waiver of any subsequent breach of the same or any other condition,

         (d) The parties hereto agree to execute such other documents as are necessary to carry out the intent and the spirit of this Agreement,

         (e) Subject to the other provisions hereof, the terms and conditions of this Agreement shall extend to and be binding upon and shall inure to the benefit of the successors and assigns of the Parties hereto,

         (f) All services to be provided hereunder shall be performed in the County of New York, State of New York. All payments for services shall be made to the Consultant at its address provided below and shall be deemed received upon their receipt thereof by the Consultant.

         (6) Notices. All notices, demands or requests required or authorized hereunder shall be deemed sufficiently given if in writing and sent by registered or certified mail, return receipt requested and postage prepaid, or by telex, telegram or cable to:

             Client:                   CRYO-CELL International, Inc.
                                       3165 McMullen Booth Road
                                       Clearwater, Florida  33761

             and if to Consultant:     Saggi Capital Corp.
                                       575 Lexington Avenue
                                       New York, NY  10022

         (7) Status of the Parties. For the purpose of this Agreement, and the services, duties and responsibilities created hereunder, nothing contained herein shall create an equity or ownership interest of one party in the other, except as otherwise provided herein. It is understood and agreed between the parties that the Consultant is an independent contractor of the Client for the purposes set forth herein.

         (8) Entire Agreement. This instrument contains the entire agreement of the parties relating to the subject matter hereof. The parties have made no agreements, representations or warranties relating to the subject matter hereof which are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.

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         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                              CONSULTANT:

                                              SAGGI CAPITAL CORP.
                                              BY:  /s/ SHARON WILL
                                                 -------------------
                                                 Sharon Will, President

                                              CLIENT:

                                              CRYO-CELL International, Inc.
                                              BY:  /s/ DANIEL D. RICHARD
                                              --------------------------
                                              Daniel D. Richard, CEO

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